Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary of the capital stock of Franklin Financial Network, Inc. does not purport to be complete and is qualified in its entirety by reference to our Charter, as amended, our Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part, and certain provisions of Tennessee law. Unless the context requires otherwise, all references to “we,” “us,” “our” and “FFN” in this Exhibit refer solely to Franklin Financial Network, Inc. and not to our subsidiaries.

General
FFN is authorized by its Charter to issue a maximum of 30,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, having no designated par value per share. As of December 31, 2019, there were 14,848,017 shares of common stock issued and 14,821,594 shares of common stock outstanding. As of December 31, 2019, there were no shares of preferred stock issued and outstanding. The outstanding shares of common stock are fully paid and nonassessable.
Common Stock
Dividend Rights and Limitations on Payment of Dividends
Except as described below, the holders of FFN common stock are entitled to receive, pro rata, such dividends and other distributions as and when declared by FFN’s board of directors out of the assets and funds legally available therefor. FFN’s ability to pay dividends is dependent upon the ability of FFN to earn income and is especially dependent upon the ability of Franklin Synergy Bank, FFN’s bank subsidiary (“FSB”) to earn income and pay dividends. FSB may declare dividends only so long as its minimum regulatory capital requirements will not be impaired. In addition, the board of directors of FSB under state banking law may not declare dividends in any calendar year that exceed the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the Tennessee Commissioner of Financial Institutions.
Voting Rights
The holders of FFN common stock are entitled to one vote per share on all matters presented for a shareholder vote. There is no provision for cumulative voting.
Board of Directors
The business of FFN is controlled by a board of directors, which is elected by a plurality vote of the shareholders. Shareholders are required to state nominations for directors in writing and file such nominations with the secretary of FFN. To be timely, nominations for directors must be mailed and received at the principal office of FFN not less than 120 days prior to the meeting at which directors are to be elected. The directors will hold office for one (1) year terms. Any vacancies in the board of directors and any newly created directorships may be filled only by a majority vote of the directors then in office.
Liquidation Rights
Upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of FFN, after the payment in full of its debts and other liabilities, and the payment of any accrued but unpaid dividends and any liquidation preference on outstanding shares of preferred stock, the remainder of its assets, if any, is to be distributed pro rata among the holders of shares of common stock. Subject to any required regulatory approvals, the board of directors of FFN, at its discretion, may authorize and issue shares of preferred stock and debt obligations, whether or not subordinated, without prior approval of FFN’s shareholders, thereby further depleting the liquidation value of the shares of common stock.

Preemptive Rights
Owners of shares of common stock of FFN will not have the preemptive right to purchase additional shares offered by FFN in the future. That is, FFN may sell additional shares to particular shareholders or to non-shareholders without first offering each then current shareholder the right to purchase the same percentage of such newly offered shares as is the shareholder’s percentage of the then outstanding shares of FFN.
Redemption
The shares of common stock of FFN may not be redeemed except upon consent of both the shareholder and FFN, as well as the Federal Reserve Bank.
Conversion Rights
The holders of shares of FFN common stock have no conversion rights.
Liability to Further Calls or to Assessments by FFN
The shares of common stock of FFN are not subject to liability for further calls or to assessments by FFN.
Preferred Stock
FFN’s charter authorizes its board of directors, without further action by shareholders, to issue from time to time the undesignated preferred stock in one or more series and to fix the designations, powers, preferences, limitations and relative rights of any series of preferred stock that FFN chooses to issue, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such series. Unless the amendment to FFN’s charter to designate the stock and terms of a series of preferred stock provides otherwise, the preferred stock designated thereby, when issued, will not have, or be subject to, any preemptive or similar rights.
The issuance of shares of preferred stock could serve to dilute the voting rights or ownership percentage of holders of shares of FFN’s common stock (or any other shares). The issuance of shares of preferred stock might also serve to deter or block any attempt to obtain control of FFN or to facilitate any such attempt.

Anti-Takeover Effects of Various Provisions of Tennessee Law and Our Charter and Bylaws
The Tennessee Business Combination Act generally prohibits a “business combination” by FFN or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder. FFN or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, FFN’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders. For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of FFN stock.

FFN’s charter does not have special requirements for transactions with interested parties; however, to the extent that the Tennessee Business Combination Act applies to FFN, all business combinations, as defined above, must be approved by two thirds (2/3) of the directors and a majority of the shares entitled to vote or a majority of the directors and two thirds (2/3) of the shares entitled to vote.

Under Tennessee law and under FFN’s charter and bylaws, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors. FFN’s charter and bylaws require advance notice and certain information for shareholder nominations.

Limitations on Liability and Indemnification of Officers and Directors
FFN’s charter and bylaws provide that, to the fullest extent permitted by the Tennessee Business Corporation Act (the “TBCA”), a director of FFN shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

The FFN charter and bylaws provide that FFN shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the TBCA, as amended. FFN may also indemnify and advance expenses to any employee or agent of FFN who is not a director or officer to the same extent as to a director or officer if the board of directors determines that to do so is in the best interests of FFN. The TBCA provides that a corporation may not indemnify a director for liability (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (3) under Sec. 48-18-302 of the TBCA (with respect to the unlawful distributions), as the same exists or hereafter may be amended.
Transfer Agent
The transfer agent and registrar for our common stock is Computershare Inc.
Listing
FFN’s common stock is listed on the NYSE under the symbol “FSB.”

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